Exhibit 10.2

CHIQUITA BRANDS INTERNATIONAL, INC.

DIRECTORS DEFERRED COMPENSATION PROGRAM

SECTION 1

GENERAL

Purpose and Effective Date. In order to permit Directors to defer receipt of directors fees payable by the Company, Chiquita Brands International, Inc. (the “Company”) has established the Chiquita Brands International, Inc. Directors Deferred Compensation Program (the “Program”) as set forth herein. Awards of Common Stock made pursuant to the Restricted Stock Award and Unrestricted Stock Award provisions of the Company’s 2002 Stock Option and Incentive Plan (or the corresponding provisions of any successor plan as determined by the Board, hereinafter referred to as the “2002 Plan”) may be deferred under the provisions of this Program, but such awards shall be subject to the terms, conditions and limitations of the 2002 Plan (or, if applicable, the successor plan) including, without limitation, the provisions relating to adjustments to reflect mergers, consolidations, and changes in capitalization of the Company. The Program shall be effective on April 3, 2003, which shall be referred to herein as the “Original Effective Date.” This instrument amends and restates the provisions of the Program effective as of January 1, 2005 (the “Restated Effective Date”).

SECTION 2

DEFERRAL

A Director who is otherwise entitled to receive a retainer or other compensation from the Company in Common Stock (“Stock Compensation”) or cash (“Cash Compensation”) for services provided as a Director may elect to defer delivery of all or a portion of such Stock Compensation or Cash Compensation in accordance with the terms of this Program, subject to the following:

(a)	A Director may elect to defer the receipt of the Director’s Stock Compensation or Cash Compensation by filing with the Company a deferral election with respect to such compensation, subject to the following:

(i)	(A) For the period beginning on the Original Effective Date and ending on December 31, 2004, an election to defer Stock Compensation or Cash Compensation earned for any Program Year shall be filed not later than the 30th day of that Program Year.

(B) For the period beginning on and after the Restated Effective Date, an election to defer Stock Compensation or Cash Compensation earned for any taxable year of the Director (the “Service Year”) shall be filed not later than the close of the Director’s taxable year next preceding the Service Year. Such election shall become irrevocable as of the close of such next preceding Service Year and, thus, the Director may change any such election at any time prior to the time that it becomes irrevocable.

(ii)	Notwithstanding paragraph (i) above, for the Program Year that begins in calendar year 2003, an election to defer Stock Compensation or Cash Compensation earned for such Program Year shall be filed not later than the 30th day after the date of adoption of the Program by the Board.

(iii)	(A) Notwithstanding paragraph (i) above, for the period beginning on the Original Effective Date and ending on December 31, 2004, if a Director becomes a Director on a date other than the first day of a Program Year, the Director’s election to defer Stock Compensation or Cash Compensation earned for the Program Year which includes the date he or she becomes a Director shall be filed not later than the 30th day after the date of becoming a Director.

(B) For the period beginning on and after the Restated Effective Date, in the case of the first year in which a Director becomes eligible to participate in the plan (as defined in Prop. Treas. Reg. § 1.409A-1(c)), the Director may make an initial deferral election within 30 days after the date the Director becomes eligible to participate in such plan, with respect to Stock Compensation and Cash Compensation paid for services to be performed subsequent to the election. For Stock Compensation or Cash Compensation that is earned based upon a specified period of service (for example, a quarterly retainer), where a deferral election is made in the first year of eligibility but after the beginning of the specified period of service, such deferral election shall apply only to the portion of such Stock Compensation or Cash Compensation equal to the total amount of such compensation for such specified period of service multiplied by the ratio of the number of days remaining in such period after the election over the total number of days in such period.

(iv)	For the period beginning on the Original Effective Date and ending on December 31, 2004, in no event shall any election to defer Stock Compensation or Cash Compensation be effective except with respect to compensation payable after the date such election is filed.

(b)	All Stock Compensation which the Director elects to defer in accordance with this Section 2 shall be credited to the Director’s Stock Account.

(c)	All Cash Compensation which the Director elects to defer in accordance with this Section 2 shall be credited to either the Director’s Stock Account or the Director’s Cash Account, as elected by the Director.

SECTION 3

ACCOUNTS

3.1 Stock Account. A Stock Account shall be maintained on behalf of each Director who elects to have Cash Compensation credited to a Stock Account, or who elects to defer the receipt of Stock Compensation. A Director’s Stock Account shall be subject to the following adjustments:

(a)	For Stock Compensation as to which the Director has elected deferred receipt, the Stock Account will be credited with Stock Units equal to the number of Shares of Common Stock as to which the Director has elected deferred receipt, with such Stock Units to be credited as of the date on which the Shares would otherwise have been delivered to the Director in the absence of the deferral.

(b)	For Cash Compensation as to which the Director has elected to defer receipt to the Stock Account, the Stock Account will be credited with that number of Stock Units determined by dividing the amount of the Cash Compensation that otherwise would have been payable to the Director on a given date by the Fair Market Value of a Share of Common Stock on that date.

(c)	In the event of a stock dividend, a Director’s Stock Account will be credited, on the dividend payment date, with Stock Units equal to the number of Shares of Common Stock that otherwise would be payable with respect to the number of Stock Units credited to the Director’s Stock Account on the record date for that dividend.

(d)	Immediately following any distribution of Shares of Common Stock with respect to a Director’s Stock Account, the Stock Units credited to a Director’s Stock Account shall be reduced by the number of Shares so distributed.

3.2 Cash Account. A Cash Account shall be maintained on behalf of each Director who elects to defer either Stock Compensation or Cash Compensation pursuant to this Program. A Director’s Cash Account shall be subject to the following adjustments:

(a)	For Cash Compensation as to which the Director has elected to be credited to the Cash Account as of any date, the Director’s Cash Account will be credited with the amount of such Cash Compensation otherwise payable as of that date.

(b)	As of each dividend payment date for the Common Stock, the Director’s Cash Account shall be credited with an amount equal to the cash dividend that would be payable with respect to the number of Shares of Common Stock equal to the number of Stock Units credited to the Director’s Stock Account on the record date for that dividend.

(c)	A Director’s Cash Account shall be credited with interest on the last day of each calendar quarter of the deferral period at the applicable rate of interest for the preceding quarterly period. The applicable rate of interest for any quarterly period shall be the Three-Month London Inter-Bank Offer Rate (“LIBOR”) as published in the Wall Street Journal on the first business day of such quarterly period. If a distribution under this Program occurs within such a quarterly period, immediately prior to that distribution the Director’s Cash Account shall be credited with interest through the distribution date at such LIBOR rate, as so published on the first business day of such quarterly period.

(d)	Immediately following any distribution with respect to a Director’s Cash Account, the balance credited to the Director’s Cash Account shall be reduced by the amount of such distribution.

3.3 Statement of Accounts. The Company shall provide each Director having one or more Accounts under the Program with a statement at least annually of the transactions in the Director’s Accounts and the Director’s Account balances.

SECTION 4

DISTRIBUTIONS

4.1 Time of Distribution. Subject to the terms of this Section 4, a Director shall elect, with respect to amounts credited to the Director’s Stock Account and with respect to amounts credited to the Director’s Cash Account, the date of distribution of the amounts credited to such Accounts, subject to the following:

(a)	Subject to the Subsection (d) below (relating to the multiple payment date timing restrictions):

(i) For the period beginning on the Original Effective Date and ending on December 31, 2004, a Director’s distribution election with respect to the Director’s Stock Account is due not later than 30 days after the deadline for filing the Director’s deferral election with respect to the initial amounts to be deferred into such Stock Account, and a Director’s distribution election with respect to the Director’s Cash Account is due not later than 30 days after the deadline for filing the Director’s deferral election with respect to the initial amounts to be deferred into such Cash Account.

(ii) Except as otherwise provided in paragraph (iii) below, for the period beginning on and after the Restated Effective Date, a Director’s distribution election with respect to each of the Director’s Stock Account and Cash Account is due not later than the date on which the initial deferral election is made in accordance with Section 2(a)(iii)(B) above.

(iii) During the period beginning on the Restated Effective Date and ending on December 31, 2006, a Director may revoke a distribution election previously made and make a new irrevocable distribution election with respect to each of the Director’s Stock Account and Cash Account, including Stock Units and amounts credited both before the date such election becomes effective and after such date. Any new distribution election shall be disregarded if such election is made during 2006 and it affects payments that the Director would otherwise receive in 2006 or cause payments to be made in 2006.

(b)	(i) For the period beginning on the Original Effective Date and ending on December 31, 2004, distribution with respect to the Stock Account and with respect to the Cash Account shall be made in lump sums as soon as administratively practicable after the distribution date.

(ii) For the period beginning on and after the Restated Effective Date, distribution with respect to the Stock Account and with respect to the Cash Account shall be made in lump sums on the distribution date, except as follows: (x) payment may be made at within the same calendar year or, if later, by the 15th day of the third calendar month following the distribution date; (y) if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Director (or the Director’s estate), the payment may be made during the first calendar year in which the payment is administratively practicable, and (z) if the funds of the Company are not sufficient to make the payment on the distribution date without jeopardizing the solvency of the Company, the payment may be made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the solvency of the Company.

(c)	A Director may elect only a single date for distribution with respect to the balance in the Director’s Stock Account and only a single date for distribution with respect to the balance in the Director’s Cash Account. A Director may elect different dates of distribution with respect to each of the Director’s Stock Account and the Cash Account.

(d)	(i) For the period beginning on the Original Effective Date and ending on December 31, 2004, no distribution date elected by a Director may be earlier than the date the individual ceases to be a Director or later than the first anniversary of the date the individual ceases to be a Director.

(ii) For the period beginning on and after the Restated Effective Date, the “distribution date” shall be the date elected by the Director provided that it is a date no earlier than the date the Director has a separation from service (as defined in Prop. Treas. Reg. § 1.409A-1(h)) (for example, the individual ceasing to be a Director and not performing any services for the Company or any of its subsidiaries or affiliates as either a Director, an independent contractor or an employee) or later than the first anniversary thereof.

(iii) For the period beginning on and after the Restated Effective Date, in the event a Director fails to make a timely and proper distribution election in accordance with this Section 4.1, the “distribution date” for such Director shall be the first day of the second month immediately following the date the Director has a separation from service (as defined in Prop. Treas. Reg. § 1.409A-1(h)).

4.2 Distribution of Cash Account. At the time of distribution with respect to the Cash Account, the Director shall receive, in cash, the amount then credited to the Director’s Cash Account as of the date of distribution.

4.3 Distribution of Stock Account. At the time of distribution with respect to the Stock Account, the Director shall receive a distribution of Shares of Common Stock equal to the number of Stock Units credited to the Director’s Stock Account immediately prior to such distribution (with any fractional Unit settled in cash at its then Fair Market Value). If the date of distribution occurs after a dividend record date but before the payment of the dividend, the dividend shall be distributed to the Director, in cash or Shares depending on the form of the dividend, as soon as practicable after it has been paid.

4.4 Required Delay in Distribution to a Specified Employee. Notwithstanding the foregoing, in the case of a Director who is a specified employee (as defined in Prop. Treas. Reg. § 1.409A-1(i)) any distribution to which such Director would otherwise be entitled during the first six months following such Director’s date of separation from service shall be paid on the first date of the seventh month following the date of his or her separation from service (or, if earlier, the date of the Director’s death).

SECTION 5

SOURCE OF BENEFIT DISTRIBUTIONS

5.1 Liability for Benefit Distributions. Subject to the provisions of this Section 5, the Company shall be liable for distribution of benefits under the Program.

5.2 No Guarantee. Neither a Director nor any other person shall, by reason of the Program, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Program. A Director shall have only a contractual right to the amounts, if any, payable under the Program, unsecured by any assets of the Company. Nothing contained in the Program shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to distribute any benefits to any person.

SECTION 6

OPERATION AND ADMINISTRATION

6.1 Benefits May Not Be Assigned. The interests of a Director under the Program are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director or the Director’s beneficiary. The Director’s rights under the Program are not transferable other than as designated by the Director in accordance with Section 6.3 below.

6.2 Limitation of Rights. Participation in the Program will not give any Director the right to remain a member of the Board, nor any right or claim to any benefit under the Program, unless such right or claim has specifically accrued under the terms of the Program. Except as otherwise provided in the Program, no allocation under a Director’s Account shall confer upon the Director any rights as a shareholder of the Company, including voting rights, prior to the date on which the Director receives a distribution in Shares from his/her Stock Account.

6.3 Heirs and Successors. The Program shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to a Director under the Program have not been delivered at the time of the Director’s death, such benefits shall be delivered to the Designated Beneficiary in accordance with the provisions of the Program. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by a Director in a writing filed with the Board in such form and at such time as the Board shall require. If a deceased Director failed to designate a beneficiary prior to his/her death, or if the Designated Beneficiary does not survive the Director, any benefits distributable to the Director shall be distributed to the legal representative of the estate of the Director. If a Director designates a beneficiary and the Designated Beneficiary survives the Director, but dies before the complete distribution of benefits to the Designated Beneficiary under the Program, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

6.4 Applicable Laws. Except to the extent that not preempted by the laws of the United States of America, the Program shall be construed and administered with the laws of the state of Ohio.

6.5 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.6 Evidence. Evidence required of anyone under the Program may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.7 Compliance with Section 409A. All amounts to be paid under this Program are intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), even though amounts earned and vested before the Restated Effective Date under the provisions of the original Program instrument (and earnings thereon) could be exempted from the requirements of Code Section 409A. This Plan shall be interpreted, operated and administered in a manner consistent with these intentions and no otherwise permissible election, deferral, accrual or distribution shall be made or given effect under this Program if it would result in early taxation or the assessment of penalties or interest of an amount under Code Section 409A.

SECTION 7

BOARD

7.1 Administration. The authority to control and manage the operation and administration of the Program shall be vested in the Board in accordance with this Section 7.

7.2 Powers of Board. The Board’s administration of the Program shall be subject to the following:

(a)	The Board will have the authority and discretion to interpret the Program, to establish, amend, and rescind any rules and regulations relating to the Program, and to make all other determinations that may be necessary or advisable for the administration of the Program.

(b)	Any interpretation of the Program by the Board and any decision made by it under the Program is final and binding on all persons.

7.3 Delegation by Board. Except to the extent prohibited by applicable law, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Board at any time.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Program, subject to the following:

(a)	Subject to paragraphs (b), (c) and (d) below, no amendment or termination of the Program may materially adversely affect the rights of any Director or beneficiary under the Program with respect to amounts credited to the Director’s Stock Account or Cash Account prior to the date on which such amendment or termination is adopted by the Board.

(b)	For the period beginning on the Original Effective Date and ending on December 31, 2004, the Board may revoke the right to defer Stock Compensation or Cash Compensation under the Program with respect to amounts not credited to the Director’s Stock Account or Cash Account as of (or after) the date such amendment or termination providing for such revocation is adopted by the Board.

(c)	For the period beginning on the Original Effective Date and ending on December 31, 2004, the Program may not be amended to delay the date on which Common Stock or cash is otherwise distributable under the Program without the consent of each affected Director, nor may the Board amend the Program to accelerate the date on which Common Stock or cash are otherwise payable under the Program; provided, however, that any such amendment (and any termination of the Program having the effect of such acceleration) shall be effective only if the acceleration results in payment of a lump sum of all benefits for all Directors under the Program at substantially the same time.

(d)	For the period beginning on and after the Restated Effective Date, no amendment to this Program (including an amendment terminating the Program) shall result in an acceleration of the time of any distributions or the amount scheduled to be paid under this Program in violation of Code Section 409A and, in the event the Program is terminated, the time of any distributions or the amount scheduled to be paid under the Program shall be made in accordance with the provisions of the Program in effect immediately prior to such termination, except that the time of any distributions or the amount scheduled to be paid shall be accelerated where the right to the payment arises due to a termination of the Program by the Board in accordance with a permitted acceleration event as set forth in Prop. Treas. Reg. § 1.409-3(h)(2)(viii) (relating to the termination of the Program on account of a corporate dissolution or bankruptcy, a change in control event, the termination of all similar arrangements, or the occurrence of such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe).

SECTION 9

DEFINED TERMS

Except as otherwise specifically provided herein, or unless the context clearly implies or indicates the contrary, a word, term or phrase used in the Program with initial capital letters shall have the same meaning as when such word, term or phrase is used in the 2002 Plan. In addition to the other definitions contained herein and in the 2002 Plan, the following definitions shall apply:

(a)	Director. The term “Director” means any person serving on the Board of Directors of the Company who is not an employee of the Company or any Subsidiary.

(b)	Program Year. The term “Program Year” means the calendar year, January 1 through December 31. However, the first Program Year shall begin on the Original Effective Date and end on December 31 of that calendar year.